* Confidential treatment has been requested for certain portions of this exhibit.

                   PROMOTION, DISTRIBUTION & LICENSE AGREEMENT


Promotion Distribution and License Agreement (this "Agreement"), dated October 21, 1998 ("Effective Date") between:

AT&T Corp., a New York corporation with an office at 295 N. Maple Avenue, Basking Ridge, New Jersey 07920, on behalf of itself and its Affiliates (collectively, "AT&T"); and

iVillage, Inc., a Delaware corporation with an office at 170 Fifth Avenue, New York, NY 10010, on behalf of itself and its Affiliates (collectively, "iVillage")

                                    RECITALS

A. AT&T is a provider of certain telecommunication services.

B. iVillage owns and operates websites currently known as "iVillage" (www.ivillage.com), and all current and future domains thereof, including without limitation the Parent Soup, Parents Place, Better Health, Money, Work from Home, Shopping and Career, and owns or operates certain other web sites on the public Internet, both within and outside the United States (collectively, the "iVillage Sites"), where it offers end users certain chat and search services and other products and services.

C. AT&T and iVillage wish to work together (1) to promote and market certain AT&T telecommunication services on the iVillage Sites, and (2) to integrate, test and promote on the iVillage Sites certain AT&T telecommunication services that combine web-based services with both traditional and non-traditional (e.g., Internet Protocol) communication services.

D. This Agreement includes the following exhibits: Exhibit A:
Bounties/Compensation; Exhibit B: Promotion Plan: Exhibit C: AIC Trial Plan; Exhibit D: Editorial Guidelines; Exhibit E: Definitions; Exhibit F: Key Words.



AT&T CORP.                                       iVILLAGE, INC.



/s/ D. H. Schulman                               /s/ Steven Elkes
---------------------------                      -------------------------------
Signature                                        Signature

    D. H. Schulman                                   Steven Elkes
---------------------------                      -------------------------------
Print Name                                       Print Name

    Vice President                                   Vice President
---------------------------                      -------------------------------
Title                                            Title

    10/21/98                                         10/22/98
---------------------------                      -------------------------------
Date                                             Date

1.       PROMOTION OF AT&T SERVICES: AIC TRIAL PLAN

         1.1 Promoted AT&T Services. iVillage shall promote and market the AT&T services listed on Exhibit A ("Promoted AT&T Services") on the iVillage Sites during the Term in accordance with the placement commitments, Guaranteed Impression Levels and other terms of the Promotion Plan attached as Exhibit B. The list of Promoted AT&T Services shall be amended from time to time by the parties in accordance with Section 1.8. Any reference to a specific URL or web site in this Agreement shall be deemed to include any successor URL or web site at which the same or substantially similar content, products or services are offered on the public Internet.

         1.2 Co-Branded Communications Center. iVillage shall, at its expense, develop and make available on the iVillage Sites in accordance with the Promotion Plan one or more pages that will reside on its servers and contain offers for Promoted AT&T Services as well as certain other functionality and features to be mutually determined (the "Co-Branded Communications Center"). The Co-Branded Communications Center will link directly to AT&T's servers for online sign-up by users. iVillage shall be responsible for the design of the Co-Branded Communications Center, subject to AT&T's reasonable design specifications and final approval by AT&T. iVillage shall provide AT&T with mock-ups of the Co-Branded Communication Center on a password protected web site for AT&T's final review and approval at least ten (10) days prior to the Deployment Date. Without AT&T's prior consent, there shall be no advertisements, promotions or other offers for any products or services on or through the Co-Branded Communication Center, other than for AT&T's products and services.

         1.3 Co-Branded AnyWho. iVillage shall, at its expense, develop and make available on the iVillage Sites in accordance with Promotion Plan, a co-branded interface page (i.e., initial navigation page and query forms) for AT&T's AnyWho directory, which page will reside on iVillage's servers (the "Co-Branded AnyWho"), iVillage shall provide AT&T with design guidelines, graphics and other creative so that AT&T can develop mock-ups of the "search results" page of the Co-Branded AnyWho for each of the iVillage Sites. iVillage and AT&T shall mutually agree on the final design of the Co-Branded AnyWho. iVillage shall provide AT&T with a mock-up of the interface page of the Co-Branded AnyWho on a password protected web site for AT&T's review at least fourteen (14) days prior to the agreed upon deployment date for the Co-Branded AnyWho. iVillage is solely responsible for serving ads on the Co-Branded AnyWho and revenues from such ads shall be split between the parties in accordance with Section 3.5. AT&T shall have the right, on a monthly basis, to use up to [*] of all Unsold Inventory in the Co-Branded AnyWho for promotions of AT&T products and services (but may not resell such inventory to third parties). iVillage will manage and keep AT&T informed of all Unsold Inventory on the Co-Branded AnyWho to ensure that AT&T is able to fill such Unsold Inventory on a monthly basis. iVillage will place AT&T's in-house ads for any such Unsold inventory within 2 days of its receipt of the creative for such ads from AT&T.

         1.4 AT&T WorldNet Promotions. (a) iVillage will promote, on the iVillage Sites, the AT&T WorldNet Service, which shall be marketed and Promoted exclusively as "iVillage Online Powered by AT&T WorldNet Service", or some other branding mutually agreed to by the parties ("iVillage Online").

         (b) AT&T will create a Gold Master of the consumer version of its standard AT&T WorldNet Software that will default to a co-branded iVillage Site or the standard AT&T WorldNet home page, as provided in (e) below. Promotions of AT&T WorldNet Service from iVillage Sites will direct users to either download the AT&T WorldNet Service client software, or order the software on CD-ROM.

         (c) iVillage will develop programs specifically designed to retain iVillage Online Powered by AT&T WorldNet Service customers.

         (d) AT&T will include and promote the iVillage sites through the AT&T WorldNet Service "Come to Your Senses Sweepstakes". iVillage may promote the sweepstakes prominently on iVillage sites as mutually agreed. Promotion of the sweepstakes will not be counted against the Guaranteed Impressions Levels or Clickthrus.

         (e) iVillage will have the option to determine whether iVillage Online customers should default to the AT&T WorldNet Service home page or the iVillage home page. If iVillage opts to have the customers default to the iVillage home page, iVillage will design and host a co-branded version of the iVillage Sites and incorporate a content area (size & format TBD), above the fold, on the home page, to be used for AT&T WorldNet Service customer communication. Such area shall include space for AT&T to promote and offer its communications services, customer care and such other services as mutually agreed. Links to AT&T WorldNet customer care will be included throughout iVillage Online as mutually agreed.

         (f) AT&T and iVillage will collaborate and mutually agree on the appearance, content, and user interface of the co-branded version of the iVillage Sites.

         (g) iVillage shall provide all support, including without limitation customer care, in connection with the iVillage Online content at a level at least as high as the customer care it provides with respect to similar content on the unbranded iVillage Sites. AT&T will provide billing, network care and access-related customer care in connection with iVillage Online. The parties shall agree on an interface agreement for providing "seamless" customer support and problem resolution for subscribers to iVillage Online, including a mechanism for transferring subscribers between AT&T and iVillage.

         1.5 Targeting and Marketing. Subject to iVillage's privacy policy, iVillage will actively market the Promoted AT&T Services on the iVillage Sites during the Term using a variety of targeting tools, including without limitation Domain Name Targeting and category specific placements; in each case with a goal to maximize take rates and ensure an optimal product mix (as mutually agreed by the parties) for the Promoted AT&T Services.

         1.6 Change Requests. The Anchor Positions set forth in Exhibit B may not be changed without AT&T's prior written consent, which shall not be unreasonably denied (it shall not be unreasonable for AT&T to deny such consent if it believes the change will reduce the value of the exposure to AT&T's services). In the event of a redesign of the iVillage Sites, iVillage will provide AT&T with similar placement in any successor or equivalent content areas provided the change does not reduce the value of the exposure to AT&T's services. AT&T and iVillage will mutually define and may verbally agree on the locations of the Promotional

Positions set forth in Exhibit B; provided that (a) all such placements conform to AT&T's Marcom Guidelines as provided to iVillage (b) if AT&T objects to any placement position, iVillage shall, within 3 business days notice from AT&T, remove any AT&T Mark (and any related material referencing an AT&T product or service) from such position and provide an alternative position acceptable to AT&T, provided that if AT&T designates such a change as "Urgent", iVillage shall remove the AT&T Mark (and any related material referencing an AT&T product or service) within 8 hours of AT&T's request. AT&T may, from time to time, reasonably request that iVillage update the AT&T Marks and for other trade dress on the Co-Branded Communications Center, the Co-Branded AnyWho or other previously AT&T branded areas on the iVillage Sites, in which case iVillage shall make such changes to the AT&T Marks or trade dress within 3 days of receipt of any update's from AT&T. The parties shall also cooperate with respect to reasonable changes and updates to the layout, general image, formats and appearance (i.e., the "look and feel") of the Co-Branded Communications Center, the Co-Branded AnyWho and other AT&T branded areas of the iVillage Sites; iVillage agrees to make any changes to such "look and feel" reasonably requested by AT&T in accordance with a production schedule mutually determined by the parties, which the parties agree shall mean that changes will be implemented within 10 days of AT&T's written request.

         1.7 AIC Services. iVillage and AT&T shall participate in a trial for AIC Services in accordance with the AIC Trial Plan attached as Exhibit C. The AIC Trial Plan will include items such as AT&T's and iVillage's deliverables for the AIC Trial, the schedule for the AIC Trial and how the parties will staff the AIC Trial.

         1.8 Other Services. iVillage shall, in accordance with this Agreement, promote any AT&T Telecommunication Services not listed on Exhibit A as AT&T makes them available and provides them to iVillage with reasonable advance notice, provided the parties can mutually agree upon a bounty. During the Term, AT&T will also have the right to buy additional impressions for the Promoted AT&T Services or other products and services at no more than a $[*] CPM (capped at [*]% of available inventory).

         1.9 Control over Products & Services. Except as expressly provided below in this Section 1 and Section 2, each party shall have complete control over the timing, ramp-up, type, pricing, continuation or termination and all other aspects of its offers for its respective products or services.

         (a) Without AT&T's prior written consent, iVillage shall not charge users any fees for any of the Promoted AT&T Services, for any of the AIC Services or for accessing or using any AT&T-branded area of the iVillage Sites.

         (b) For as long as AT&T offers its "One Rate Online" calling plan (i.e. under the terms of its existing tariff), iVillage registered members that subscribe to AT&T One Rate Online will be eligible to pay 9 cents per minute and no monthly fee (or such other rate as determined by any change to such tariff) on all direct dialed state-to-state residential long distance calls. iVillage shall clearly and prominently state on all promotional and other materials on the iVillage Sites relating to the 9 cent One Rate Online offer that the 9 cent offer is made available by iVillage to registered members of iVillage only.

         1.10 Each party shall appoint and maintain a designated representative to manage the provision and updating of Promoted AT&T Services on the iVillage Sites. Each party will provide the other with access (which may be by beeper) to the other's technical support for "emergency purposes" twenty-four (24) hours per day, three hundred sixty-five (365) days per year during the Term of this Agreement.

         1.11 AT&T Promotions. (a) AT&T will display a persistent, above the fold, text link for the iVillage Site on the standard version of the consumer AT&T WorldNet Service (i.e., www.att.net) for [*] during the Term. The size and form of the teaser link shall be mutually agreed and shall conform with AT&T then-standard requirements for teaser links.

         (b) During the Term, AT&T will promote and market iVillage through the inclusion of iVillage marks in at least [*] dollars (measured using AT&T's standard accounting practices and average CPMs) worth of AT&T television, mass media marketing (at least [*] dollars of which will be done in the first Contract Year); provided that AT&T does such television mass media marketing for the AT&T WorldNet Service. If AT&T does not do such television mass media for AT&T WorldNet Service, such [*] dollar commitment shall be fulfilled in other mass media (e.g., radio, print and TV). The specific form of the advertisement shall be jointly worked out by the parties, provided that the final determination as to the media buy shall be made by AT&T.

2.       EXCLUSIVITY

         2.1 Except as expressly stated in Section 2, this Agreement is non-exclusive and does not prohibit either party from entering into similar agreements with third parties involving identical, similar, or different products, services, and technologies.

         2.2 During the Term, (A) AT&T will be the exclusive provider of Telecommunication Services (as defined in Exhibit E) on iVillage Sites and iVillage will not itself provide or enter into any agreement with any third party to provide any Telecommunications Services and (B) no page of the iVillage Sites that contains any AT&T Anchor Position or Promotional Position, as set forth in the Promotion Plan, or any other page that contains any AT&T Mark, shall contain any marketing, advertising or other promotion for any Telecommunication Service other than a Telecommunication Service offered by AT&T, except that: [*].

         2.3 During the Term, AT&T will be the exclusive white page directory provider (i.e., a directory that includes residential, business, governmental listings of phone numbers, addresses, email addressees, etc,) on the iVillage Sites.

         2.4 If and when AT&T makes such a service available, AT&T will be the exclusive yellow page directory provider (i.e., a directory primarily devoted to business listings) on the iVillage Sites; [*].

         2.5 Notwithstanding anything in this Agreement to the contrary, iVillage may provide custom online content aggregation, hosting services and/or branded versions of iVillage's services to third parties (including providers of Telecommunication Services) ("Content Outsourcing"), subject to the following:

In consultation with AT&T, iVillage will offer the Promoted AT&T Services and the AIC Services under this Agreement to all web sites that involve a Content Outsourcing arrangement in existence at the execution of this Agreement or created by iVillage during the term of this Agreement; provided that if such third party objects to using or promoting AT&T's services on its sites, iVillage shall have no obligation to include any AT&T products and services on their web sites to the extent that such third party objects to their inclusion. AT&T shall have the right to approve or disapprove, on a case by case basis, the extension of any AT&T offers for products or services as part of any such Content Outsourcing arrangement. AT&T shall respond to iVillage's request for such approval within 10 business days.

3.       FINANCIAL MATTERS

         3.1 In General. Except as this Section 3 provides, neither party is obligated to compensate the other in any way in connection with this Agreement. Each party will fully fund and pay for all of the costs and expenses it incurs in connection this Agreement, including the costs of providing its deliverables as specified in the Promotion Plan and the AIC Trial Plan.

         3.2 Minimum Payments. During each Contract Year, subject to Section 3.4 (Shortfalls) and Section 10 (Termination), AT&T will make "Quarterly Minimum Payments" to iVillage equal as follows:

         (a) in the first Contract Year, $[*] (1/4 of an "Annual Minimum" of $[*]) as a non-refundable, minimum payment for iVillage's performance under this Agreement;

         (b) in the second Contract Year,

             (i) if iVillage's Market Reach is less than [*]%. $[*] (1/4 of an "Annual Minimum" of $[*]) as a non-refundable, minimum payment for iVillage's performance under this Agreement; and

             (ii) if iVillage's Market Reach has increased to [*]% or greater, $[*] (1/4 of an "Annual Minimum" of $[*]) as a non-refundable, minimum payment for iVillage's performance under this Agreement.

Where "Market Reach" means the percentage of unduplicated World Wide Web users that visit iVillage at least once per month "from home" and excludes the reach that iVillage receives from within AOL or any other proprietary online service, as measured by Media Metrix as of the date that is 45 days proceeding the beginning of the second Contract Year (or if Media Metrics no longer provides such statistics, some other mutually agreed upon industry leading traffic measurement authority).

             3.3 Bounties. As full compensation for each Delivered Customer who signs up for the Promoted AT&T Services on the iVillage Sites, iVillage will accrue quarterly bounties ("Accrued Quarterly Bounties") for Delivered Customers in accordance with the bounty schedule in Exhibit A. iVillage will "earn out" the Quarterly Minimum Payments against the Accrued Quarterly Bounties as follows: At the end of each Contract Quarter, if the total Accrued Quarterly Bounties in such Contract Year are greater than the Quarterly Minimum Payments to date in such Contract Year, AT&T will pay iVillage the difference between the Accrued

Quarterly Bounties due in such Contract Quarter and the Quarterly Minimum Payment for such Contract Quarter. However, if the Accrued Quarterly Bounties to date in such Contract Year are less than the Quarterly Minimum Payments to date in such Contract Year, no payment shall be due iVillage for any bounties in such Contract Quarter.

         3.4 Shortfalls. (a) If at the end of the first Contract Year, iVillage has not provided AT&T with a minimum of [*] Clickthrus (as audited by a third party in accordance with Section 3.7) during the first Contract Year ("Clickthru Shortfall") then iVillage will continue to perform under this Agreement (without any change to Anchor Positions, Guaranteed Impression Levels, etc.) during a "Make Good Period" not to exceed 3 months, provided AT&T has not exercised its termination right under Section 10.3. AT&T shall have no obligation to make any Quarterly Minimum Payments or other payments during the Make Good Period unless and until the Clickthru Shortfall is covered. If AT&T does not exercise its termination right under Section 10.3, regardless of whether or not the Clickthru Shortfall has been covered in such 3 month period Make Good Period, AT&T will resume making Quarterly Minimum Payments as of the next following Contract Quarter.

         (b) If there is a Clickthru Shortfall at the end of the second Contract Year (meaning that iVillage has not delivered at least [*] Clickthrus in the case that the Annual Minimum for the second Contract Year is $[*]; and [*] Clickthrus during the second Contract Year in the case that the Annual Minimum for the second Contract Year is $[*]), iVillage shall have the option of either
(a) requesting payment of the final Quarterly Minimum Payment, pro rated to cover the shortfall or (b) providing a make good period, for up to 6 months, and, at any time during such 6 month period, requesting payment of the final pro rated Quarterly Minimum Payment. iVillage will continue during any such make good period to perform under this Agreement (without any change to Anchor Positions, Guaranteed Impression Levels, etc.)

         3.5 Advertising. iVillage shall pay AT&T an amount equal to [*]% multiplied by the Net Advertising Revenues generated on each page of the Co-Branded AnyWho. iVillage will furnish AT&T with a current version of iVillage's advertising rate card for each such iVillage Site and the parties shall mutually agree on financial terms of the rate card (and any changes thereto) for the Co-Branded AnyWho, from which iVillage will not, on average for any month, deviate by more than [*]% without AT&T's approval.

         3.6 Payments. Quarterly Minimum Payments will be due 45 days following the end of the applicable Contract Quarter and bounty payments in excess of the Quarterly Minimum Payment will be due within 45 days after the end of the applicable Contract Quarter, provided that (a) AT&T will pay iVillage $[*] within two weeks of the Effective Date and (b) the final Quarterly Minimum Payment in the second Contract Year, which will be due 45 days after the date determined pursuant to the last sentence in Section 3.4 or pursuant to 10.6, as the case may be. iVillage's payments to AT&T for advertising revenues on the Co-Branded AnyWho will be due within 45 days after the applicable Contract Quarter.

         3.7 Reports.

             3.7.1 AT&T Reports. AT&T will provide iVillage with monthly reports containing the following: (1) the number of Delivered Customers during such month for each

Promoted AT&T Service (2) the bounties due iVillage for such Delivered Customers, (3) information concerning the results of the AIC Trial, as set forth in the AIC Trial Plan.

             3.7.2 iVillage Reports. iVillage will provide AT&T with monthly reports containing the following: (1) the number of impressions and the amount of gross and Net Advertising Revenues on a per ad basis for advertisements on all pages of the Co-Branded AnyWho, the % of Unsold Inventory on the Co-Branded AnyWho, and the number of impressions (on a per ad basis) of advertisements placed in all Unsold Inventory allocated to AT&T, (2) the locations, number of Page Views and Clickthru rates for all Anchor Positions and Promotional Positions on the iVillage Sites, and (3) reports concerning the results of the AIC Trial on the iVillage Sites, as set forth in the AIC Trial Plan.

             3.7.3 Third Party Reports. All user-viewed impressions and Clickthrus related to AT&T products and services on the iVillage Sites will be audited on a monthly basis by Coopers & Lybrand IPRO, Netcount, or Interse, as the parties shall agree, or by another third party auditing firm to be mutually approved by the parties, at iVillage's sole expense, and iVillage shall furnish copies of such reports to AT&T within 5 days following receipt by iVillage. Such reports shall include the total number of viewed impressions and Clickthrus of each individual advertisement that appears during the monthly reporting period on each page of the iVillage Sites and other Information as AT&T shall reasonably require.

         3.8 Taxes. Each party will bear all taxes for which it is legally liable in connection with this Agreement. If one party is obligated to collect or remit any taxes for which the other is liable, the party that is liable will reimburse the other party upon request and submission of reasonable proof that the taxes were paid.

4.       INTERNATIONAL AFFILIATES

iVillage shall use commercially reasonable efforts to (provided that it fits in with iVillage's strategic objectives for its affiliates operating outside of the United States) promote on its Web sites outside the United States any Telecommunication Services that AT&T offers in any such country on terms substantially similar to the terms of this Agreement; provided that iVillage shall, upon 90 days' notice to AT&T, have no such obligation in the event that the AT&T offer in such country is not competitive (taking into account price and quality) with a local offer of a third party.

5.       PUBLICITY; BRANDING

         5.1 AT&T and iVillage will communicate and cooperate with respect to advertising and publicity regarding this Agreement and their relationship, and will obtain the written consent of the other in each instance before publishing or releasing any advertising or publicity.

         5.2 If iVillage is required under applicable securities laws to publicly disclose the fact that iVillage has signed this Agreement, iVillage shall provide AT&T with prompt written notice so that AT&T can work with iVillage to limit the disclosure to the greatest extent possible consistent with legal obligations.

         5.3 The parties agree that all AT&T's Telecommunication Services offered an or through the iVillage Sites shall be branded using the AT&T Marks as mutually agreed by the parties, provided that with respect to the trial of the AIC Services, AT&T may determine, in its discretion, to offer one or more of services on an unbranded or private label basis.

6.       USER CONSIDERATIONS

         6.1 Editorial Standards. The content at the iVillage Sites shall at all times during the Term conform with the Editorial Standards (attached as Exhibit
D).

         6.2 Minimum Specifications. iVillage's server on which the AT&T Communications Center, iVillage Online, and the interface page of the Co-Branded AnyWho will be hosted will have download times at least as fast as, and availability rates at least as high as, other "key areas" on the iVillage Sites. AT&T's servers on which the Co-Branded AnyWho (or the Yellow Pages, if and when available under Section 2.5) will be hosted will, on average, have download times at least as fast as, and availability rates at least as high as, other comparable areas (e.g., search results pages) on the iVillage Sites.

         6.3 Customer Care. iVillage shall use commercially reasonable efforts to perform customer care obligations as promptly as possible and, at a minimum, within the following parameters: (a) forward any electronic mail inquiries regarding any AT&T Telecommunication Services (additional requirements for the AIC Services, which is covered in the AIC Trial Plan) to AT&T as soon as possible (and within 24-hour target turn-around time) following receipt; (b) electronically notify AT&T of any problems preventing users from linking to AT&T's online registration site as soon as possible (by putting AT&T on a "priority list" of contacts maintained by its web hosting operators) of iVillage's becoming aware of its occurrence (except for the AIC Services, which will be covered in the AIC Trial Plan); (d) give AT&T at least 24 hours notice of any scheduled down time of any area of the iVillage Sites that will affect AT&T products and services, and (d) serve as Tier 1 Customer Support for the AIC Services as provided in the AIC Trial Plan. "Tier 1 Customer Support" means acting as the initial point of contact with the customers using AIC Services on the iVillage Sites and referring user questions, as appropriate, to AT&T by either email or through a FAQ link.

         6.4 Security Standards. iVillage shall provide secure connections, Secure Sockets Layer ("SSL"), to the iVillage Sites for the transfer of information in connection with any electronic transaction involving any of AT&T's Telecommunication Services or in connection with the trial of the AIC Services. iVillage shall provide and maintain the necessary hardware and software to support SSL, version 2, at a minimum, at its sole expense. iVillage agrees to store all user-identifiable information off-line either behind a secure firewall or on a system that is not directly or indirectly connected to the Internet.

         6.5 User Privacy. (a) Without the customer's affirmative and specific consent to the particular use (and without limiting any of rights under Section 6.6), iVillage agrees that it will not sell, lease, barter, give away or disclose to third parties any customer-identifiable information concerning users on the iVillage Sites, including without limitation name, telephone number, e-mail address, residential address, office address and/or fax number.

         (b) iVillage further agrees that it will not send unsolicited e-mail messages or other unsolicited communications to users that reference any AT&T mark or any AT&T Telecommunications Service; provided that iVillage may send e-mail to users so long as such users have been given the option (and continue to have the option at all times) to elect not to receive such e-mail and in the case of e-mail referencing AT&T or an AT&T Mark, AT&T has approved such email in advance, which approval shall not be unreasonably withheld or delayed.

         6.6 User Data. (a) All data or other information collected by iVillage from users of the iVillage Sites independent of the relationships, activities or offers covered by this Agreement and without referencing or solicited in connection with any AT&T Mark or any AT&T product or service ("iVillage User Data"), is the proprietary and Confidential Information of iVillage; provided that, during the Term, iVillage agrees it shall not use any iVillage User Data in connection with the marketing, promotion, or distribution of any Telecommunication Services, except Telecommunications Services offered by AT&T and Unavailable Telecommunication Services (as defined in Section 2).

         (b) All data or other information, no matter how collected, concerning any of AT&T's products or services, concerning users' use of or interest in any AT&T product or service, or derived from or obtained during the use, promotion, marketing or other activities related to any AT&T's products and services (including, without limitation, the Promoted AT&T Services and the AIC Trial), whether such data or information is obtained on the iVillage Sites or otherwise, is the proprietary and Confidential Information of AT&T, including, without limitation, information (individually, in the aggregate, or otherwise), identifying AT&T customers, their usage patterns, their product preferences, etc. ("AT&T User Data"). iVillage may not use any AT&T User Data, except in connection with the promotion of AT&T's products and services in accordance with this Agreement.

7.       CONFIDENTIALITY

The parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each party has and will have access to certain of the other party's Confidential Information. Each party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other party's business. Accordingly, the parties agree that each party shall use and reproduce the other party's Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and shall not disclose the other party's Confidential Information to any third party without the prior written approval of the other party. "Consultants" includes legal counsel, accountants, banks and other financing sources and their advisors who are hired by a party under confidentiality obligations at least as stringent as those set forth in this Agreement. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if compelled to do so under law, in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice to permit such other party a reasonable opportunity to object to the judicial or governmental requirement to disclose. The provisions of this Section shall apply for the duration of the Term of this Agreement and for three (3) years after the expiration or termination of this Agreement.

8.       LICENSE GRANTS

         8.1 AT&T Marks. AT&T hereby grants to iVillage during the Term a worldwide, nonexclusive. nontransferable, nonassignable right to use the AT&T Marks on the iVillage Sites solely in accordance with this Agreement. All such use of the AT&T Marks shall inure to the benefit of AT&T. Nothing in this Agreement shall create any rights, title or interest for iVillage in the AT&T Marks (except to the extent provided in the first sentence of this Section) or in any of AT&T's other names, trademarks, service marks, design marks, symbols and for other indicia of origin and no use of such will be made by iVillage for any purpose without the prior written approval of AT&T. iVillage shall use the AT&T Marks in accordance with such reasonable guidelines as AT&T may provide to iVillage from time to time. iVillage agrees to cooperate with AT&T in facilitating AT&T's monitoring and control of the use of the AT&T Marks, and to supply AT&T with samples of use of such icons upon request. Except as set forth in the first sentence of this Section, all uses of the AT&T Marks shall be subject to AT&T's prior approval. iVillage shall not modify any aspect of any AT&T Mark as provided by AT&T to iVillage without AT&T's prior written approval. iVillage shall not use the letters "att", any of AT&T's other names or marks, or any name or mark confusingly similar to an AT&T name or mark as pad of any domain name (e.g., iVillage will not use a domain name such as "att.iVillage.com", but may use, during the Term of this Agreement, a URL such as "iVillage.com/att" with AT&T's prior consent.).

         8.2 iVillage Marks. iVillage hereby grants to AT&T during the Term a worldwide, nonexclusive, nontransferable, nonassignable right to use the iVillage Marks on promotional and other materials in accordance with this Agreement and as mutually agreed by the parties. All such use of the iVillage Marks shall inure to the benefit of iVillage. Nothing in this Agreement shall create any rights, title or interest for AT&T in the iVillage Marks (except to the extent provided in the first sentence of this Section) or in any of iVillage's other names, trademarks, service marks, design marks, symbols and/or other indicia of origin and no use of such will be made by AT&T for any purpose without the prior written approval of iVillage. AT&T shall use the iVillage Marks in accordance with such reasonable guidelines as iVillage may provide to AT&T from time to time. AT&T agrees to cooperate with iVillage in facilitating iVillage's monitoring and control of the use of the iVillage Marks, and to supply iVillage with samples of use of such icons upon request. Except as set forth in the first sentence of this Section, all uses of the iVillage Marks shall be subject to iVillage's prior approval. AT&T shall not modify any aspect of any iVillage Mark as provided by iVillage to AT&T without iVillage's prior written approval. AT&T shall not use the word "iVillage", any of iVillage's other names or marks, or any name or mark confusingly similar to an iVillage name or mark as part of any domain name (e.g., AT&T will not use a domain name such as "iVillage.att.com" but may use, during the Term of this Agreement, a URL such as "att.com/iVillage" with iVillage's prior consent).

         8.3 AT&T Licensed I.P. AT&T grants to iVillage a personal, revocable, nonexclusive, nontransferable right to use the AT&T Licensed I.P. solely under the terms and conditions stated in this Agreement, solely for the purpose of conducting and only for so long as the AIC Trial and solely in accordance with documentation for the AT&T Licensed I.P. and in accordance with the AIC Trial Plan as set forth in Exhibit C ("Permitted Uses"). iVillage may make copies of modified or unmodified AT&T Licensed I.P. only to the extent necessary ,to support the Permitted Uses, but not in any event more than 5 copies. iVillage shall not make any other use of, commercial or otherwise, market, sell, or otherwise distribute, in any form, any AT&T Licensed I.P. iVillage agrees that the licenses received from AT&T for the AT&T Licensed I.P. may not be used to design or develop products for itself or any third party or to market and distribute any products designed or developed by any third party. iVillage may use AT&T Licensed I.P., and all copies thereof only at the location or locations specified in the AIC Trial Plan. iVillage may not assign. sublease, sublicense, lease, or in any other way transfer any rights under any AT&T Licensed I.P. to any third party.

         8.4 Except as expressly granted in this Section, no license or right is granted to either party, under the Intellectual Property of the other party, whether directly or by implication, estoppel, or otherwise.

9.       INTELLECTUAL PROPERTY

         9.1 As between the parties, each party shall exclusively own all Intellectual Property that it developed or acquired before the Effective Date and all such Intellectual Property shall remain the sole property of that party. AT&T shall own any Intellectual Property, no matter how developed (whether independently or jointly with AT&T or with some other third party) that is derivative of the AIC Services or the AT&T Licensed I.P. (an "AIC Development").

         9.2 Without AT&T's written consent, iVillage shall not use, or disclose to any third party, any AIC Development except in connection with the AIC Services in accordance with this Agreement.

         9.3 iVillage will reproduce all copyright, proprietary information notices, and other notices appearing in AT&T Licensed I.P. on all copies iVillage makes of AT&T Licensed I.P. under Section 8.3. iVillage shall not disassemble, decompile, or reverse engineer any AT&T Licensed I.P. or other of AT&T's Intellectual Property.

         9.4 iVillage may use third party consultants or subcontractors ("Subcontractor") to perform development work as provided in the AIC Trial Plan, provided iVillage (1) informs AT&T as to the identity of such Subcontractor, (2) obtains a written confidentiality agreement from the Subcontractor that contains conditions and obligations no less restrictive that those set forth in this Agreement and which is directly enforceable by AT&T, (3) ensures that its legal relationship with the Subcontractors allows iVillage to meet its obligations in this Agreement, and (4) iVillage remains directly liable to AT&T for the obligations of such Subcontractor.

10.      TERM AND TERMINATION

         10.1 The term of this Agreement (the "Term") shall begin on the Effective Date and end 2 calendar years following the Deployment Date, unless terminated earlier pursuant to this Section 10 or extended in writing by authorized representatives of the parties or, at AT&T's discretion, pursuant to the last sentence of Section 3.4. The "Deployment Date" means the date that one or more of the Anchor Positions and Promotional Positions set forth in Exhibit B or in Exhibit C are first made available on the Service, which the parties currently project will be November, 1998 or such other date as mutually agreed upon by the parties. Either party shall have the right to delay the Deployment Date by up to 45 days upon 10 days notice to the other party. The Deployment Date will be memorialized in a written document signed by both parties.

         10.2 If either party has materially breached this Agreement, the other party may terminate this Agreement 30 days after giving a written notice to the breaching party that describes the breach in reasonable detail, unless the breaching party has cured the breach before the end of that 30 day period. Without limitation, it shall be a material breach if iVillage fails to deliver the agreed upon number of impressions at the end of each Contract Quarter. Either party may terminate this Agreement immediately if the other party ceases normal operations or becomes Insolvent.

         10.3 AT&T shall have the right to terminate this Agreement upon notice to iVillage at least 15 days prior to the end of the first Contract Year if there is a Clickthru Shortfall under Section 3.4 as measured using the first [*] months of the Contract Year (i.e., if iVillage has delivered less than [*] Clickthrus during the first [*] months).

         10.4 AT&T shall have the right to terminate this Agreement at any time during the Term with 30 days' written notice if AT&T ceases or substantially ceases its ordering process for its products and services via the Internet.

         10.5 AT&T shall have the right to terminate this Agreement at any time during the Term with 30 days' written notice if iVillage is subject to a Change in Control by an entity whose "primary business" is a provider of Telecommunication Services or an Affiliate of an entity whose primary business is a provider of Telecommunication Services.

         10.6 If AT&T terminates this Agreement pursuant to Section 10.2,
Section 10.4, or Section 10.5, then AT&T shall be relieved of any obligation to pay any Quarterly Minimum Payments as of the date of such breach, change in control or notice of termination as the case may be and any partial Quarterly Minimum Payments accrued prior to such date shall be pro rated and paid in accordance with Section 3.6. in all other cases of termination, each party shall be responsible to the other party for amounts accruing prior to the effective date of any termination and such amounts shall be paid in accordance with
Section 3.

         10.7 If at any time AT&T believes that the AIC Trial is no longer feasible because of (i) substantial changes in the market for the AIC Services, or (ii) substantial technical issues that cannot be resolved within the timeframes contemplated in the AIC Trial Plan schedule, then AT&T may terminate the AIC Trial, but not the remainder of this Agreement, with no further liability or obligation to the other, on written notice to iVillage after (a) giving iVillage a written notice that specifies in reasonable detail the reasons for its beliefs, and (b) at iVillage's request, negotiating in good faith for a period of up to 15 days to continue the AIC Trial on the same or different terms, although the terminating party is not obligated to agree to any such continuation.

         10.8 If this Agreement terminates for any reason or if iVillage no longer makes the AIC Services available on the iVillage Sites, iVillage will, at AT&T's option and within 10 working days following termination or at AT&T's request, either return to AT&T or destroy the original and all copies of AT&T Licensed I.P. and any of AT&T's proprietary or Confidential Information, and certify to AT&T that they have been destroyed. The licenses granted in Section
8.3 of this Agreement shall immediately terminate if the AIC Services are no longer made available on the iVillage Sites.

         10.9 Termination by either party under this Section 10 does not waive any rights or remedies it may have under this Agreement.

         10.10 Provisions of this Agreement that by their nature continue beyond the expiration or termination of this Agreement, and those provisions that are expressly stated to survive termination, shall survive the termination or expiration of this Agreement, including, without limitation, Section 7 (Confidentiality), Section 9 (Intellectual Property), Section 11 (for the purposes of Section 12.4 and to the extent of any breach of a representation or warranty prior to the effective date of termination), Section 12 (Risk Allocation), Section 13 (Notices), Section 15.1 (Disputes).

11.      REPRESENTATIONS AND WARRANTIES

         11.1 Each party represents and warrants that: (a) it has the right to enter into this Agreement and to grant the rights and licenses granted herein; and (b) it shall comply with all applicable laws, statutes, ordinances, rules and regulations of each county, state and city or other political entity with respect to the provision of the Telecommunication Services, in the case of AT&T, and the products and services on the iVillage Sites in the case of iVillage.

         11.2 AT&T represents that the AT&T Marks and any other content provided to iVillage by AT&T for use under this Agreement does not infringe or violate any third party's copyright, trade secret, local, state or federal U.S. trademark, right of publicity or right of privacy, or contain any defamatory content.

         11.3 iVillage represents that the iVillage Marks and any other content provided to AT&T by iVillage for use under this Agreement does not infringe or violate any third party's copyright, trade secret, local, state or federal U.S. trademark, right of publicity or right of privacy, or contain any defamatory content.

12.      RISK ALLOCATION

         12.1 Trial Nature of AIC Services

         iVillage acknowledges that AT&T may in its discretion and without liability of any kind to iVillage elect not to make one or all of the AIC Services commercially available, or may delay the commercial availability of the AIC Services for an indeterminate period of time, or may make the AIC Services commercially available with features and functions that are substantially different than the features and functions of the AIC Services offered in connection with the AIC Trial.

         12.2 Disclaimer of Representations and Warranties

         EACH PARTY ACKNOWLEDGES THAT THE AIC TRIAL IS EXPERIMENTAL IN NATURE AND IS CONDUCTED ON AN "AS IS" BASIS. EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, CONCERNING OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AIC TRIAL OR THE TECHNOLOGY OR OTHER HARDWARE, SOFTWARE, SERVICES, OR INFORMATION

PROVIDED OR USED IN CONNECTION THEREWITH, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE TECHNOLOGY OR OTHER HARDWARE, SOFTWARE, SERVICES, OR INFORMATION WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY, OR THAT ANY HARDWARE, SOFTWARE, AND SERVICES WILL PERFORM IN THE MANNER EXPECTED OR WITHOUT INTERRUPTION OR ERROR. This disclaimer does not affect the indemnification obligations under Section 12.4.

         12.3 Limitations of Liability

         Each party's liability to the other for any loss, cost, claim, injury, liability, or expense, including reasonable attorney's fees, relating to or arising out of any negligent act or omission in its performance of or under the terms of this Agreement shall be limited to the amount of direct damages incurred up to an aggregate of US$[*]; provided that with respect to breaches of
Section 8 (Licenses), Section 9 (Intellectual Property), Section 7 (Confidentiality) and 12.4 (Third Party Claims) a cap of US [*] shall apply. IN ANY EVENT, NEITHER AT&T NOR iVILLAGE WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUES OR LOSS OF PROSPECTIVE BUSINESS ADVANTAGE, REGARDLESS OF WHETHER THAT LIABILITY ARISES IN CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR OTHERWISE.

         12.4 Third Party Claims

         Each party ("Indemnitor") will defend, at its expense, and will pay the cost and Damages of a settlement or award resulting from any claim brought against the other ("Respondent) by any third party in connection with (a) a breach of representation or a warranty, (b) an independent business relationship that Indemnitor may have with the claimant, or (c) infringement of any United States patent, trademark, copyright or trade secret that relates solely to (i) a component of an AIC Service performed by the Indemnitor pursuant to this Agreement, (ii) Intellectual Property received from the Indemnitor under this Agreement, or (iii) the Indemnitor's web sites or the content thereon covered under this Agreement; except where, in each case (i) through (iii), the claim arises out of or results from modifications made by, or combinations with content, products or services provided by, Respondent or others that are not authorized in writing by the Indemnitor, or, use of the content, AIC Service or Intellectual Property in violation of this Agreement. In each case (a) through
(c), the Respondent shall (i) promptly notify the Indemnitor in writing of the claim; (ii) give Indemnitor all requested information that the Respondent has concerning the claim; (iii) reasonably cooperate with and assist the Indemnitor in defending the claim, at the Indemnitor's expense, and (iv) give the Indemnitor sole authority to defend or settle the claim (however, Indemnitor will not have authority to obligate the Respondent in any way or to compromise any of Respondent's rights in connection with the defense or settlement). Respondent may participate in the defense of the claim at its expense through counsel of its choosing.

         12.5 Advertising Insertion Orders

         The indemnification and warranty provisions of the advertising insertion order form agreement to be used by iVillage in connection with advertising placed on the Co-Branded AnyWho or any other co-branded page of the iVillage Sites (which shall not include the Promotional Positions or other standard banner ads), for which AT&T receives compensation for ads, shall benefit AT&T.

         12.6 Limitation of Actions

         No action or proceeding against a party may be begun more than one year after the termination of this Agreement. This Section will not apply to disputes under Section 7 (Confidentiality), Section 8 (Licenses), Section 9 (Intellectual Property), or Section 12.4 (Third Party Claims).

         12.7 Force Majeure

         Neither party will be liable to the other for delays in the performance of this Agreement if the delay is caused by shortage of labor, strike, default or failure of suppliers, riot, war, government action, law, or regulation, act of God, fire, flood, or other cause beyond the party's reasonable control.

13.      NOTICES AND REQUESTS

All notices and requests required under this Agreement will be in writing and will reference this Agreement. Notice will be deemed given upon delivery or receipt of registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below:

Notices to iVillage will be sent to:

         iVillage, lnc., 170 Fifth Avenue, New York, NY 10010, Vice President Finances/Legal Affairs.

Notices to AT&T will be sent to:

         AT&T Corp.: 295 N. Maple Avenue; Basking Ridge, N.J. 07920; Attn: Marlene Beeler (or such other individual as AT&T may designate from time to time), AT&T Interactive Group; with a copy to the "General Attorney, AT&T Interactive Group," at the same address.

14.      ASSIGNMENT

         14.1 No Assignment. Except as expressly provided in this Section, neither party may assign this Agreement without the prior written consent of the other party; except that no such consent will be required with a sale of all, or substantially all, of such party's assets, provided that in the case of iVillage, such sale does not involve an entity whose "primary business" is a provider of Telecommunication Services or whose Affiliate is an entity whose "primary business" is a provider of Telecommunication Services. Such consent shall be in the sole discretion of the party requested to give consent. Any attempt to sublicense, assign or transfer

(except as expressly provided herein) any of the rights, duties or obligations under this Agreement in derogation hereof shall be null and void.

         14.2 AT&T Restructuring. By the provision of notice in accordance with this Agreement, AT&T shall have the right to assign this Agreement and to assign its rights and delegate its obligations and liabilities under this Agreement, either in whole or in part (an "Assignment") to (i) any entity that is, or that was immediately preceding such Assignment: a current or former subsidiary, business unit, or division of AT&T; or (ii) an entity in which AT&T has an ownership interest and that is licensed to promote and market the Promoted AT&T Services using the AT&T brand. The notice of Assignment shall state the effective date thereof. Upon the effective date and to the extent of the Assignment, AT&T shall be released and discharged from all obligations and liabilities under this Agreement. Such Assignment, release and discharge shall be complete and shall not be altered by the termination of the affiliation between AT&T and the entity assigned rights or delegated obligations and liabilities under this Agreement.

15.      GENERAL

         15.1 This Agreement will be governed by the laws of the State of New York, regardless of what laws might otherwise apply under applicable choice of law rules. In the event of a dispute arising out of or relating to any matter under this Agreement that cannot be resolved by the parties, the dispute shall be referred to a Vice President of AT&T and an Officer of iVillage, who will attempt to resolve the dispute within 10 business days of such referral date. If such officers are unable to resolve the dispute within such 10 business day period, then either party may immediately seek to resolve the dispute pursuant to arbitration as set forth below. All disputes hereunder which cannot be amicably resolved by the parties as described above, except those solely concerned with AT&T's Intellectual Property or iVillage's Intellectual Property, shall be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in New York City, New York and shall be conducted by a single arbitrator who shall be a lawyer familiar with Internet business. The decision of the arbitrator shall be final and binding upon the parties and may be enforced by either party in any court of competent jurisdiction. Each party shall bear the cost of preparing and presenting its case. The costs of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the parties unless the award otherwise provides. This provision shall not be construed to prohibit either party from seeking preliminary or permanent injunctive relief in any court of competent jurisdiction to the extent not prohibited by this Agreement.

         15.2 AT&T Licensed I.P. may be controlled for export purposes by the U.S. Government. iVillage will not export, either directly or indirectly, AT&T Licensed I.P. without AT&T's prior consent and without first obtaining any required license or other approval from the U.S. Department of Commerce or any other agency or department of the United States Government as required.

         15.3 This is the entire agreement between AT&T and relating to the subject matter hereof and supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No amendments will be effective unless in a writing signed by both parties. AT&T and iVillage may from time to time amend the AIC Trial Plan or the Promotion Plan upon mutual agreement signed by both parties.

         15.4 A waiver of a breach of any term of this Agreement will not be construed as a waiver of any succeeding breach of that term or as a waiver of the term itself. A party's performance after the other's breach will not be construed as a waiver of that breach.

         15.5 iVillage acknowledges that any disclosure, commercialization, or public use of the AT&T Licensed I.P. would cause irreparable injury to AT&T and AT&T may seek the grant of an injunction by any court of competent jurisdiction in the event of a threatened or actual breach.

         15.6 This Agreement may be executed in counterparts, each of which will be deemed an original and together will serve to evidence the parties' binding agreement.

                            EXHIBIT A

                      PROMOTED AT&T SERVICES

--------------------------------------------------------------------------------

    Service                            Bounty Criteria for Delivered Customers/
                                                 Other Compensation
--------------------------------------------------------------------------------
One Rate Online                        o  $[*] for each new Approved LD Account,
                                          plus $[*] for each new Approved LD
                                          Account active for at least 6 months,
                                          plus $[*] if such new Approved LD
                                          Account generates > $[*] of LD Revenue
                                          (excludes taxes, refunds, etc.) on
                                          average per month over such [*] month
                                          period.

                                       o  $[*] for each existing AT&T LD
                                          customer who switches to One Rate
                                          Online and is active for at least [*]
                                          months.
--------------------------------------------------------------------------------
Pre-Paid Calls                            [*]% of the retail value of cards
                                          sold.
--------------------------------------------------------------------------------

AT&T Wireless                             $[*] for each new Approved Delivered
                                       Wireless Customer, whose account is
                                       active for at least [*] months, and who
                                       did not terminate a separate wireless
                                       services account with AWS at any time [*]
                                       months prior to activation.
--------------------------------------------------------------------------------
AIC Services                              Bounty specifics to be agreed upon for
                                       Controlled Introduction and General
                                       Availability phases of the project and
                                       will be based on learning from Market
                                       Trial. Bounties will not be paid in the
                                       Market Trial
--------------------------------------------------------------------------------
Co-Branded AnyWho                         Net Ad Revenues split [*]% to iVillage
                                       and [*]% to AT&T, based on mutually
                                       agreed upon rate cards. AT&T will receive
                                       all Unsold Inventory in the Co-Branded
                                       AnyWho.
--------------------------------------------------------------------------------
AT&T WorldNet(R) Service               o  $[*] for each Delivered Customer, plus
                                          $[*] for each Delivered Customer that
                                          remains with the service for [*]
                                          months.
--------------------------------------------------------------------------------

                                    EXHIBIT B

                                 PROMOTION PLAN

o  iVillage will provide the following minimum "Anchor Positions":

   o iVillage will provide an above the fold, persistent graphical, AT&T-branded, promotional service area for the Promoted AT&T Services on the following channel pages of the iVillage Sites.

--------------------------------------------------------------------------------
         iVillage Channel                      Placement within Channel
--------------------------------------------------------------------------------
Parents Soup                              Sponsor Specials
                                          Parents of Teens
                                          Parents of School Age Children
                                          Expecting Parents
--------------------------------------------------------------------------------
Parents Place                             Sponsor Specials
--------------------------------------------------------------------------------
Career                                    Front Page
                                          Job Listings
--------------------------------------------------------------------------------
Member Center                             Front Page
                                          E-Mail Main Page
                                          Instant Messenger
--------------------------------------------------------------------------------
Money Channel                             Main page - below the fold
--------------------------------------------------------------------------------

   o iVillage will provide AT&T with an above the fold, persistent top level home page graphical promotion lasting for one week, at least once per Contract Quarter.

   o AT&T will also have at least 100% of the top level, standard-size, banner space on all search result pages from all Key Words (defined in Exhibit F) input by users on iVillage Sites.

   o Prominent, above the fold placement for an exclusive AT&T Communications Area for Telecommunications Services in the iVillage Chat area.

   o On the "top level" home page of the Work From Home and Shopping Channels (and other areas to be mutually agreed) on the on the iVillage Sites as follows: (a) an above the fold, graphical, category exclusive, AT&T branded link for the Co-branded Communications Center.

   o The graphical representation of the Click2Dial icons and other icons for the AIC Services to be developed by AT&T and provided to iVillage will be placed in the following locations: in the AT&T Communications Area (as provided above), in the Co-Branded Communications Center, in prominent locations, above the fold in the instant messaging and chat areas of the iVillage Sites (specifically Parents Soup, Parents Place, Career, Work from Home, and Relationships) and in other areas to be jointly determined by AT&T and iVillage. AT&T shall have the right to recommend certain positioning based on its own learnings regarding the AIC Services and to target specific customer segments, and iVillage shall implement such positioning provided shall recommendation is reasonable and consistent with this Agreement.

   o A link for the Co-Branded AnyWho labeled "Find a Person" or another name that is mutually agreed to, will be present, (a) on the Co-Branded Communications Center and (b) in the Tools section of the Relationship Channel and in the Quick Click tool (above the fold within the scroll box) on the top level home page of the iVillage Sites. On any intermediate page between the main directory link and the Co-Branded AnyWho, AT&T will have a brand presence on such page and the search form for the Co-Branded AnyWho will reside on that page. In accordance with the AIC Trial Plan, iVillage will integrate the Clickable Directory feature into the Co-Branded AnyWho. Links to AnyWho will not be counted towards the Guaranteed Impression levels below.

   o If and when AT&T makes a yellow page service available to iVillage in accordance with Section 2.5, a co-branded "yellow pages" will be directly linked from the top level home pages of each of the iVillage Sites. If iVillage implements a query page which incorporates both the White and Yellow pages then only one link will be required.

o iVillage will provide "Promotional Positions" for AT&T's Telecommunication Services at locations mutually determined by iVillage and AT&T based on the results of the learnings derived from marketing the Promoted AT&T Services on the iVillage Sites during the Term.

o iVillage will integrate AT&T marketing messages in its newsletters and email campaigns at a minimum of once per month during the Term. The details of such campaigns shall be worked out jointly by the parties and approved by each party.

o iVillage will develop and implement, at its sole expense, at least [*] AT&T-specific promotions per Contract Year. The details of such promotions shall be worked out jointly by the parties and approved by each party.

o Except as provided in the following paragraph, iVillage guarantees [*] Pages Views for combined Anchor Positions and Promotional Positions in the each Contract Year ("Guaranteed Impression Levels"). The following shall not be counted towards these Guaranteed Impression Levels: (1) promotion of the AT&T sweepstakes pursuant to Section 1.4, (2) promotion of AnyWho White and Yellow pages, (3) promotions of and links to the Co-Branded Communications Center.


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

o If iVillage does not achieve [*] Clickthrus during the first Contract Year or the Make Good Period, then the Guaranteed Impression Levels will be increased in the second Contract Year based on the following schedule:

--------------------------------------------------------------------------------
                              Year Two Guaranteed         Year Two Guaranteed
                               Impressions Levels          Impressions Levels
                              if Annual Minimum is        if Annual Minimum is
   Year One Clickthrus       $[*] under Section 3.2      $[*] under Section 3.2
--------------------------------------------------------------------------------
           [*]                        [*]                         [*]
--------------------------------------------------------------------------------
           [*]                        [*]                         [*]
--------------------------------------------------------------------------------
           [*]                        [*]                         [*]
--------------------------------------------------------------------------------

o iVillage will provide AT&T with specifications (i.e., pixel size and byte size) for all Promotional Positions, Anchor Positions; and other uses of the AT&T Marks on the iVillage Sites; provided that, unless the parties agree otherwise, (1) no graphical representation of an AT&T Mark shall be less than 22 pixel height by 20 pixel width (if vertical) and 45 pixel width by 20 pixel height (if horizontal) and no text representation of an AT&T Mark shall be smaller than the surrounding text for similar content and/or offers on the page (and in no event less than 16 pixels)and (ii) all representations of the AT&T Marks shall otherwise conform to the reasonable AT&T Marcom Guidelines as provided to iVillage by AT&T from time to time.






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

                                    EXHIBIT C

                                 AIC TRIAL PLAN

         1. The following trial plan, as amended from time to time by mutual agreement of the parties ("AIC Trial Plan") sets forth additional terms under which AT&T and iVillage will cooperate in a trial (the "AIC Trial") whose goals are to integrate, test and promote on the iVillage Sites certain existing and future AT&T services, such as "AT&T Click2Dial", "AT&T Chat 'N Talk" and "AT&T Click2Dial Directories" (or their successors) that combine web-based services, with both traditional and non-traditional (e.g., Internet Protocol ) communication services ("AIC Services").

         2. Introduction of AIC Services on the iVillage Site will be facilitated through a joint learning and highly controlled trial environment involving a targeted and limited number of users at the iVillage Sites. The Parties will work together to control access to these AIC Services during all Trial phases based upon the usage projections/results and capacity limitations of the AIC Services.

         3. AT&T will accept iVillage, and iVillage agrees to participate as, a Market Trial participant for AT&T Chat 'N Talk, AT&T Click2Dial, and AT&T Click2Dial Directories that is expected to commence during the fourth quarter of 1998.

         4. In addition to its commitments in the Promotion Plan in Exhibit B, iVillage will provide the following in conjunction with the AIC Services:

         o iVillage will integrate AT&T's Chat 'N Talk functionality within the iVillage chat service.

         o Placement of Click2Dial icons at prominent locations, above the fold, on the iVillage Sites and other areas to be jointly determined by AT&T and iVillage.

         o iVillage will integrate the Click2Dial feature within all applicable iVillage directories used to display telephone numbers, including Yellow Pages and White Pages.

         o The Click2Dial Icons and Chat 'N Talk Icons that iVillage displays on the iVillage Site shall be at least 120WX60H pixel size. AT&T shall provide the banner ad or button in a "jpeg" or "gif" file ready for posting.

         o iVillage will, at its expense, develop code to embed AT&T's Click2Dial functionality in the iVillage Instant Messenger, when available, or in other locations on the iVillage site to be jointly determined by AT&T and iVillage.

         5. AIC may, at its discretion, provide AT&T AIC software on the AT&T WorldNet Gold master disk for manufacture and distribution by iVillage.

         6. iVillage will serve as Tier 1 customer support via email for AIC Services on the iVillage Sites, with a maximum response time of 24 hours. The parties will work together to develop a customer care program that provides response times and other customer care support that is "best in class", considering both the type of AIC Service involved, the nature of the iVillage Site and both parties' concerns over protecting their respective brands.

         7. iVillage will provide relevant monthly usage reports for the AIC Services on the iVillage Sites. Reports from iVillage will include information on (i) the page from which the use of the AIC Service originated, (ii) which feature on the page was used, (iii) the number of impressions on that page, (iv) notice of any schedule downtime of the AIC Services on the iVillage Sites, and
(V) other information reasonably requested by AT&T. AT&T shall provide iVillage with information at "a summary level" concerning the number of customers who signed up for each AIC Service and the usage patterns of such customers.

         8. Locations for iVillage's Use of Licensed AT&T I.P. are: New York or other locations as mutually agreed to by the parties.

                                    EXHIBIT D

                               EDITORIAL STANDARDS

         Subject to the last sentence of this Exhibit, neither the iVillage Sites nor any product or service offered at the iVillage Sites shall contain:

         1. Any matter which is libelous, defamatory or which discloses private or personal matters concerning any person, including home phone numbers and addresses, credit card information, and/or user account information.

         2. Any messages, data, images, programs, or other matter which are obscene or which contain racial, ethnic or religious slurs or similar epithets, or advocating violence, hate or other language that is deeply and widely offensive.

         3. Any messages, data, images, programs, or other matter that would violate the property fights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information or trademarks or service marks used in an infringing fashion.

         The foregoing shall not apply to third party information or materials that may be located through end user queries on the iVillage Sites or materials posted on the iVillage Sites (including without limitation chat and bulletin board areas of the iVillage Sites) by third parties for which iVillage receives no consideration.

                                    EXHIBIT E

                                   DEFINITIONS

         Capitalized terms used and not defined in the body of the Agreement shall have the following meaning:

         "Affiliate" means a corporation or other entity that controls, is controlled by or is under common control with another corporation or entity, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. In the case of AT&T, Affiliates shall include any venture in which AT&T has an equity stake or any other contractual venture formed for the purpose of offering an AT&T product or service covered under this Agreement.

         "AIC Trial" is defined in Exhibit C.

         "AIC Trial Plan" is defined in Exhibit C.

         "AIC Services" is defined In Exhibit C.

         "Anchor Positions" is defined in Exhibit B.

         "AT&T Licensed I.P." means (1) Intellectual Property embodied in AT&T's CallBroker client libraries and APIs, including the modules and specifications that: (i) define the basic programming interface exposed to CallBroker clients and provides for control of voice calls from a client via a Java APIs and/or HTTP APIs; (ii) implement the authentication methods used by CallBroker (CB) clients; and (iii) provide support for the ASCII message protocol used for CB client to CB server communications; and (2) documentation (including information provided orally or in other intangible forms) related to the Call Broker client libraries, including: API definitions; and software installation and administration guides; and (3) any derivative works (including Object Code derived from modified or unmodified Source Code), modifications or improvements of any of the above provided by AT&T to iVillage from time to time.

         "AT&T Marks" means the names, trademarks. services marks, text, logos or other insignia of AT&T and its Affiliates that iVillage uses on the iVillage Sites in accordance with Section 8.1.

         "Change in Control" means the direct or indirect acquisition of 25% or more of the outstanding voting shares of iVillage or the acquisition of the ability, by contract or otherwise, to direct or control the management of iVillage.

         "Clickthrus" means that a user has clicked on an AT&T Anchor or Promotional Position and received a full Page View from an AT&T Site. The following shall not be counted as Clickthrus: (1) promotion of the AT&T sweepstakes pursuant to Section 1.4, (2) promotion of AnyWho White and Yellow pages, and (3) promotions of and links to the Co-Branded Communications Center.

         "Co-Branded AnyWho" is defined in Section 1.3.

         "Co-Branded Communications Center" is defined in Section 1.2.

         "Confidential Information" means (a) the terms and conditions of this Agreement; (b) each party's trade secrets, business plans, strategies, methods and/or practices; (c) any and all information governed by any now-existing or future non-disclosure agreement between the parties; and (d) any other information relating to either party that is not generally known to the public, including information about either party's personnel, products, customers, marketing strategies, services or future business plans and any learning concerning the other party's customers, products or services generated as a result of the promotional activities on the iVillage Sites or the AIC Trial. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (i) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (ii) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources and which was not acquired from the other party or as a result of the activities under this Agreement; (iii) information that either party receives from any third party having a legal right to transmit such information, and not under any obligation to keep such information confidential; and (iv) information independently developed by either party's employees or agents provided that either party can show that those same employees or agents had no access to the Confidential Information received hereunder.

         "Contract Quarter" means, for the first Contract Quarter, the calendar quarter beginning on the Deployment Date and ending 3 calendar months following the Deployment Date (on the same day of the month as the Deployment Date); each subsequent Contract Quarter shall end on that same day of the month in the subsequent calendar quarter, adjusted as required pursuant to Section 3.4 and adjustments to the Contract Year.

         "Contract Year" means, for the first Contract Year, the calendar year beginning on the Deployment Date and ending on the one year anniversary of the Deployment Date (on the same day of the month as the Deployment Date). If there is a Make Good Period in accordance with Section 3.4, the second Contract Year shall begin on the expiration or termination, as the case may be, of the Make Good Period and shall end on the 1 year anniversary thereof or as extended pursuant to Section 3.4. If there is no Make Good Period in the first Contract Year, then the second Contract Year shall begin on the 1 year anniversary of the Deployment Date and shall end on the 1 year anniversary thereof or as extended pursuant to Section 3.4.

         "Damages" means any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise).

         "Delivered Customer" means an approved AT&T customer (a) who electronically links directly from the tracking URLs established for the Anchor Positions and Promotional Positions on the iVillage Sites to an AT&T website (b) who electronically registers to become a customer of the Promoted AT&T Services on such AT&T website (c) whose order is processed and accepted by AT&T and (d) who meets the relevant criteria established in Exhibit A. In the event of a dispute as to whether an AT&T customer meets the conditions of the preceding sentence and of Exhibit A or was the result of another marketing effort, the confirmed customer enrollment that Is first in time to be received by AT&T shall determine the eligibility for compensation. For purposes of bounties for AT&T WorldNet Service, "Delivered Customer" means, in addition to the above, a person or entity who (I) has registered, and has been billed, for iVillage Online; and
(II) has paid at least [*] of Subscriber Revenue to AT&T using the iVillage Online during the first three months after registration. "Subscriber Revenue" means any revenue derived from iVillage Online that is received by AT&T from a Delivered Customer, less rebates and refunds, and less any federal, state or local taxes based on such fees (except taxes based an AT&T's net income). In no event shall Subscriber Revenue be deemed to Include unbundled charges for transport, tarriffed services not bundled with iVillage Online, or value added Internet-related services (e.g., hosting, security, directory, content services, products, etc.). No bounties shall be payable for subscribers to iVillage Online who register for the service through AT&T WorldNet Alliance Marketing Program.

         "Delivered Wireless Customer" means a customer who meets the definition of a Delivered Customer and (i) who places an order with AT&T Wireless Services for Service on an authorized rate plan in an area served by AT&T Wireless Services, (ii) who is accepted by AT&T Wireless Services, (iii) for whom wireless voice service is activated and a wireless telephone number assigned,
(iv) whose wireless voice service has not been terminated prior to [*] months after such subscribers activation date and whose account has remained in good standing throughout this period, and (v) who did not terminate a separate wireless services account with AT&T Wireless Services at any time within [*] days prior to such subscriber's activation date, when an individual or entity places more than one order and each order is for a different wireless telephone number to be assigned to a separate wireless telephone and electronic; serial number, each order will be treated as a separate Delivered Wireless Customer.

         "Deployment Date" is defined in Section 1 0.

         "Guaranteed Impressions Levels" is defined in Exhibit B.

         "Insolvent" means a party is unable to pay its debts as they become due, files or has filed against it a petition under any bankruptcy law (which. if involuntary, is not dismissed within 60 calendar days), proposes any dissolution, liquidation, composition, financial reorganization, or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or that a receiver, manager trustee, custodian, or similar agent is appointed or takes possession with respect to any major property or business of that party.

         "Intellectual Property" means all intellectual property protectible by law throughout the world, including all copyrights (including the exclusive right to reproduce, distribute copies of, display, and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including trade dress), trademark registrations and applications. patent rights (including the right to apply therefor), patent applications therefor (including the right to claim priority under applicable international conventions) and all patents issuing thereon, and inventions, whether or not patentable, together with all utility and design, know-how, specifications, trade names, mask-work rights, trade secrets, moral rights, author's rights, algorithms, rights In packaging, goodwill, and other intellectual property rights, as may exist now and hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or of any other state, country, or jurisdiction.

         "iVillage Sites" is defined in Recital B.

         "iVillage Marks" means the names, trademarks, services marks, text, logos or other insignia of iVillage and its Affiliates that iVillage provides to AT&T for use in accordance with Section 8.2

         "Key Words" are attached as Exhibit F.

         "Net Advertising Revenues" means gross consideration actually received by iVillage derived from advertising, which consideration is paid or credited at any time to iVillage or to any Affiliate of iVillage, without deductions except reasonable and actual commissions for which iVillage has satisfactory documentation and which shall not exceed 20 percent of such gross consideration.

         "Page View" means a full page viewed by a user, Multiple AT&T Marks on a page shall count as one Page View. Cached pages shall not count as Page Views.

         "Promotional Positions" is defined In Exhibit B.

         "Telecommunication Service(s)" means [*].

         "Unsold Inventory" means all inventory for advertisement or promotional space other than inventory that iVillage sells to third parties.

                                    EXHIBIT F

                                    KEY WORDS

                                       [*]